Board of Directors
Symetra Life Insurance Company
777 108th Ave NE, Suite 1200
Bellevue, WA 98004

Re:     Opinion of Counsel
    Registration Statement on Form S-1
    Symetra Trek® Plus Indexed-Linked Annuity Contracts

Directors:

I have acted as counsel to Symetra Life Insurance Company (the “Company”) in connection with the filing with the Securities and Exchange Commission, under the Securities Act of 1933, of the Registration Statement on Form S-1 for the above-referenced individual single premium deferred index-linked annuity contracts (the "Contracts") to be issued by the Company. I have made such examination of the law and have examined such records and documents as in my judgment are necessary or appropriate to enable me to render the following opinion:

1.The Company is a validly existing stock life insurance company of the state of Iowa.
2.All of the prescribed corporate procedures for the issuance of the Contracts have been followed, and, when such Contracts are issued, all state requirements relating to such Contracts will have been complied with.
3.Upon the acceptance of the purchase payment made by a prospective Contract owner pursuant to a Contract and upon compliance with applicable law, such Contract will be legally-issued, fully paid, non-assessable and will be a binding obligation of the Company.

I hereby consent to the use of this letter, or a copy thereof, as an exhibit to the Registration Statement for the Contract.

Very truly yours,

/s/ Darlene K. Chandler

Darlene K. Chandler
Senior Vice President and Associate General Counsel